Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-141880, No. 333-132486, No. 333-117016, No. 333-114045, No. 333-111702, No. 333-86870, and No. 333-73320) and Form S-8 (No. 333-164733, No. 333-161545, No. 333-159381, No. 333-154514, No. 333-149848, No. 333-118814, No. 333-107896, No. 333-107895, No. 333-71336, No. 333-37638 and No. 333-34130) of ON Semiconductor Corporation of our report dated February 25, 2010 relating to the financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona
February 25, 2010